September 21, 2006

Evergreen Equity Trust

200 Berkeley Street

Boston, MA 02116

Re:       Evergreen Envision Funds

Ladies and Gentlemen:

Please be advised that Evergreen Investment Management Company, LLC agrees to waive fees and/or reimburse expenses in order to limit the Annual Total Fund Operating Expenses (Direct Fund Operating Expenses) of Evergreen Envision Growth Fund, Evergreen Envision Growth and Income Fund and Evergreen Envision Income Fund to 0.66% for Class A, 1.36% for Class B, 1.36% for Class C and 0.36% for Class I, beginning as of the date of this letter and ending February 29, 2008.

Please indicate your acceptance of this letter on behalf of the Trust by signing the enclosed copy of this letter where indicated.

Sincerely yours,

EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC

By: /s/ Christopher P. Conkey____

                                                                                         Christopher P. Conkey

                                                                                         Executive Managing Director

RECEIVED AND ACKNOWLEDGED:

EVERGREEN EQUITY TRUST

By:       /s/ Michael H. Koonce________

            Michael H. Koonce

            Secretary